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                                                                  EXHIBIT 99.258

                    [CALIFORNIA POWER EXCHANGE LETTER HEAD]


December 20, 2000

By Overnight Delivery

Perot Systems Corporation
Attn: President
12404 Park Central Drive
Dallas, Texas 75251


Dear Sir:

This letter shall serve as notice pursuant to the Information Technology Services Agreement dated as of February 17, 2000 (the Agreement) between Perot Systems Corporation (Perot) and the California Power Exchange Corporation (CalPx) that CalPX hereby elects to re-negotiate the Baseline Budget as provided for in Section 5.10 of the Agreement.

Due to regulatory and legal events outside of the reasonable control of CalPX, the number of transactions settled through CalPX's settlement system for the three month period beginning January 1, 2001 is expected to be less than fifty percent of the average number of transactions settled through CalPX's settlement system during the Transition Period. CalPX therefore requests that CalPX and Perot commence immediate negotiations for the appropriate adjustments to the Baseline Budget, as required by Section 5.10(a) of the Agreement. In the event that the number of transactions settled through CalPX is not less than fifty percent, this letter shall serve as notice of CalPX's election to reduce the Baseline Budget pursuant to Section 5.10(a) of the Agreement.


Sincerely,

/s/ DANIEL YEE
Daniel Yee
Chief Information Officer


with copy by overnight delivery to:      with copy by personal delivery to:
   Perot Systems Corporation               Dariush Shirmohammadi
   Attn: Ken Scott                         Account Manager, Perot Systems
         Energy Industry Group             Corporation
   Attn: General Counsel                   200 S. Los Robles Avenue, 4(th) Floor
         1204 Park Central Drive           Pasadena, California 91101
         Dallas, Texas 75251